Exhibit 99.1

Schedule D Part I

TRU TAJ LLC AND SUBSIDIARIES

EXCLUDING PROPCO 1

(UNAUDITED)

CONDENSED CONSOLIDATED OPERATIONS DATA (UNAUDITED)	4 Weeks Ended
(In millions)	March 3, 2018
Net sales	$202
Cost of sales	129

Gross margin	73
Selling, general and administrative expenses	81
Depreciation and amortization	11
Restructuring and other charges	(5)
Other income, net	1
Intercompany expense	4

Total operating expenses	92

Operating loss (1)	(19)
Interest expense, net	(11)
Reorganization items, net	(9)

Loss before income taxes	$(39)

EBITDA (ex. P1) (2)	$(13)

Capital expenditures	$10

SELECT BALANCE SHEET ITEMS
(In millions)	March 3, 2018
Cash and cash equivalents	$305
Merchandise inventories	640
Restricted cash (3)	145

Accounts payable	$392
Current portion of long-term debt	393
Long-term debt (4)	383

(1) In conjunction with the UK CVA filing and the risk of filing for administration that existed as of fiscal year-end, we recorded in the period ending February 3, 2018 total asset impairments of $30 million and inventory reserves of $7 million within the UK.

(2) EBITDA is defined as earnings before income taxes, interest expense, depreciation and amortization and excludes restructuring charges and reorganization line items above.

(3) Includes $99 million of restricted cash at TRU Taj LLC.

(4) Excludes $551 million (carrying value) of Taj Senior Secured Notes classified as Liabilities subject to compromise.

Schedule D Part II

Additional public disclosure for Europe/Australia group:	4 Weeks Ended
(In millions)	March 3, 2018
Net sales	$101
EBITDA (2)	(11)
Cash (including Taj cash)	163
ABL balance	—
Excess ABL Availability	—

The foregoing information is being delivered in accordance with Section 4.03(c)(1) of the indenture governing the 11% senior secured ABL DIP notes (the “Notes”) and that this is not all of the information necessary to make an investment decision relating to the Notes. This information has been prepared by and is the responsibility of management and is preliminary and based upon information available to the Company as of the date of the report. The Company may identify items that would require adjustments to the results announced herein. The Company cautions you not to place undue reliance on this financial information as the Company’s auditors have not audited, reviewed, compiled or performed any procedures with respect to this financial data.

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